Exhibit 21
SUBSIDIARIES OF L.B. FOSTER COMPANY
(as of December 31, 2019)

Name of Corporation	Jurisdiction of Incorporation

Castronics, LLC	Delaware
Chemtec Energy Services, L.L.C.	Texas
CXT Incorporated	Delaware
IOS Acquisitions, Inc.	Delaware
IOS Holdings, Inc.	Delaware
IOS/PCI, LLC	Louisiana
James Clark Inspections, Inc.	Texas
L.B. Foster GmbH	Germany
L.B. Foster Protective Coatings, Inc.	Texas
L.B. Foster India Holdings Company	Delaware
L.B. Foster International Holdings Company	Delaware
L.B. Foster Latin America Holdings Company	Delaware
L.B. Foster Produtos Ferroviários do Brasil Ltda.	Brazil
L.B. Foster Rail Technologies Canada Ltd.	Quebec, Canada
L.B. Foster Rail Technologies, Corp.	British Columbia, Canada
L.B. Foster Rail Technologies, Inc.	West Virginia
L.B. Foster Rail Technologies (UK) Limited	United Kingdom
L.B. Foster Technologies (Beijing), Ltd.	China
L.B. Foster UK Ltd.	United Kingdom
Mike’s Pipe Inspection, Inc.	Kansas
Netpractise Limited	United Kingdom
OTI Operating, Inc.	Oklahoma
Portec Rail Nova Scotia Company	Nova Scotia, Canada
Salient Systems, Inc.	Ohio
TEW Holdings (2012) Limited	United Kingdom
TEW Holdings 2008 Limited	United Kingdom
TEW Engineering Limited	United Kingdom
TEW Plus Limited	United Kingdom